Exhibit 99.1

BioXcel Therapeutics Announces Late Breaking Data Presentation at AACR 2019 Annual Meeting

NEW HAVEN, Conn., March 11, 2019 (GLOBE NEWSWIRE) — BioXcel Therapeutics, Inc. (“BTI”) (BTAI) today announced that it will present a late breaking poster featuring data from a preclinical study of the Company’s BXCL701 and an OX40-agonist antibody as a potential combination therapy for treatment of certain solid tumors at the upcoming American Association for Cancer Research (AACR) Annual Meeting 2019 being held from March 29 to April 3, 2019 in Atlanta, Georgia.

Details of the accepted poster are below:

Abstract #077 / Poster #22: Dipeptidyl Peptidase Inhibitor BXCL701 synergizes with an OX40-agonist antibody resulting in synergistic anti-tumor response and survival in an animal model of colorectal cancer by bridging the innate and adaptive arms of the immune system

Date:	Monday, April 01, 2019
Time:	8:00 AM-12:00 PM ET
Session:	Late Breaking Research - Immunotherapy 1
Location:	Georgia World Congress Center, Exhibit Hall B, Section 41

Dr. Vince O’Neill, Chief Medical Officer of BTI commented, “The encouraging results from this preclinical study of BXCL701 and an OX40 agonist, an investigational monoclonal antibody immunotherapy, represent a potentially valuable therapeutic option for cancer patients. We believe that this immunotherapy combination can effectively activate both the innate and adaptive immune system to fight cancer. We are excited to showcase this compelling data set and its potential at the AACR annual meeting.”

About BXCL701
BXCL701 is an orally-available systemic innate-immune activator with dual mechanisms of action. It has demonstrated single agent activity in melanoma, with an established safety profile from 700 healthy subjects and cancer patients. Designed to stimulate both the innate and acquired immune systems, BXCL701 works by inhibiting dipeptidyl peptidase (DPP) 8/9 and blocking immune evasion by targeting Fibroblast Activation Protein (FAP). Preclinical combination data evaluating BXCL701, a checkpoint inhibitor and other immuno-oncology agents has demonstrated encouraging anti-tumor activity in multiple tumor types and formation of functional immunological memory. BXCL701’s primary mechanism of action has recently been highlighted in multiple peer reviewed journals, providing an important validation of the scientific rationale behind BXCL701.

About BioXcel Therapeutics, Inc.:
BioXcel Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on drug development that utilizes novel artificial intelligence to identify the next wave of medicines across neuroscience and immuno-oncology. BTI’s drug re-innovation approach leverages existing approved drugs and/or clinically validated product candidates together with big data and proprietary machine learning algorithms to identify new therapeutic indices. BTI’s two most advanced clinical development programs are BXCL501, a sublingual thin film formulation designed for acute treatment of agitation resulting from neurological and psychiatric disorders, and BXCL701, an immuno-oncology agent designed for treatment of a rare form of prostate cancer and for treatment of pancreatic cancer. For more information, please visit www.bioxceltherapeutics.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements that relate to the advancement and development of BXCL501 and BXCL701, the commencement of clinical trials, the availability of data from clinical trials and other information that is not historical information. When used herein, words such as “anticipate”, “being”, “will”, “plan”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon BioXcel’s current expectations and various assumptions. BioXcel believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain.

BioXcel may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption “Risk Factors” in BioXcel’s Form 10Q for the period ending September 30, 2018, and BioXcel’s other filings made with the Securities and Exchange

Commission. Consequently, forward-looking statements should be regarded solely as BioXcel’s current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. BioXcel cannot guarantee future results, events, levels of activity, performance or achievements. BioXcel does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

Contact Information:
BioXcel Therapeutics
The Ruth Group
Lee Roth/ Janhavi Mohite
646-536-7012/ 7026
lroth@theruthgroup.com/ jmohite@theruthgroup.com